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Exhibit 21.1

List of Subsidiaries of

South Hertfordshire United Kingdom Fund, Ltd.

As of March 17, 2010

Name	Jurisdiction of Incorporation/Organization
NTL (South Hertfordshire) Limited	England and Wales

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  Exhibit 21.1
List of Subsidiaries of South Hertfordshire United Kingdom Fund, Ltd. As of March 17, 2010